Exhibit (10)L

Target Corporation
Officer Income Continuation Plan
(As Amended and Restated Effective as of September 1, 2017)

i

SECTION 1:GENERAL
1.1.    Plan Name.
The name of this plan is the Target Corporation Officer Income Continuation Plan, generally known as the Officer-ICP.
1.2.    Plan Description and Purpose.
(a)    Background. This Plan document is an amendment and restatement of the “Target Corporation Officer Income Continuance Policy Statement, As Amended and Restated April 3, 2016,” generally known as the “Officer ICP.” The Plan has been operated in compliance with Code Section 409A since January 1, 2005. Effective January 1, 2009, the Plan was amended to comply with Code Section 409A with respect to all amounts payable from the Plan that are considered nonqualified deferred compensation.
(b)    Purpose. This Plan is intended to assist in the occupational transition and financial security of those eligible Officers who, (i) experience a Qualifying Termination; and (ii) comply with all Post-Employment Covenants.
(c)    Description. This Plan is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA and DOL Reg. Sec. 2510.3-2(b) and a top-hat welfare benefit plan within the meaning of Sec. 2520.104-24.
(d)    Code Section 409A. The Company intends that the Plan, any agreement with the Officer implementing the terms of the Plan, and the benefits provided under the Plan, qualify for certain exceptions from the requirements of Code Section 409A and, to the extent any provisions of the Plan and the benefits thereunder do not qualify for an exception from the requirements of Code Section 409A, the Company intends that such provisions will be applied in a manner consistent with such requirements. The Plan and any agreement implementing the terms of the Plan will be construed and administered consistent with such intentions. For purposes of Code Section 409A, each Payment and benefit payable under the Plan is intended to constitute a separate payment.

1.3.    Effective Date of Document.
(a)    The provisions of this Plan document are effective September 1, 2017, and apply to any individual who first becomes an eligible Officer after such date.
(b)    With respect to individuals covered by the Target Corporation Officer Income Continuance Policy Statement, As Amended and Restated April 3, 2016, the provisions of this Plan document are effective twelve (12) months after the Company provides notice to such individuals regarding the replacement of the Target Corporation Officer Income Continuance Policy Statement, As Amended and Restated April 3, 2016, with this Plan.

1.4.    Definitions.
The following terms when used with initial capitalization have the following meanings, unless the context clearly indicates to the contrary:
Administrator. The “Administrator” of the Plan is the person to whom administrative responsibilities have been delegated pursuant to Section 5.1, as the context requires.
Auditor. The “Auditor” is the independent auditor selected by the Human Resources & Compensation Committee (or any successor or replacement committee) of the Board.
Average Bonus Amount. The “Average Bonus Amount” means the average of the three (3) STIP Bonuses most recently paid or credited to the Officer as Cash Compensation prior to the Officer’s Notice of Termination and calculated in accordance with the rules of Section 3.2.
Board. The “Board” is the Board of Directors of the Company.
Cash Compensation. Cash Compensation means all amounts earned by an Officer as wages, salary, bonus or a combination, payable in cash or its equivalent, whether or not deferred. Cash Compensation will not include any stock-based compensation (whether such stock-based compensation is settled in cash or otherwise), or the value of employee perquisites or benefits accrued or received pursuant to a plan or program of the Company.
Cause. “Cause” means what the term is expressly defined to mean in a then-effective written agreement between an Officer and the Company. In the absence of any such then-effective agreement, “Cause” means, (i) failure to substantially perform an Officer’s duties for the Company (other than failure resulting from incapacity due to physical or mental illness) after receipt of a written demand for such performance specifically identifying such failure and which affords the Officer a reasonable period of time (as determined by the Company in its discretion under the circumstances) in which to cure such failure; or (ii) deliberate and serious disloyal or dishonest conduct that justifies and results in prompt discharge for specific cause under the established policies and practices of the Company. Examples of such deliberate and serious disloyal or dishonest conduct would include material unlawful conduct, material and conscious falsification or unauthorized disclosure of important records or reports, embezzlement or unauthorized conversion of property, serious violation of conflict of interest, vendor relations policies, or the Company’s Business Conduct Guide (or any successor or replacement code of conduct for employees), or misuse or disclosure of significant trade secrets or other information likely to be detrimental to the Company or its interests.
CEO. “CEO” means the Chief Executive Officer of the Company, as then currently designated by the Board, or as otherwise expressly provided in the Plan.

Change in Control. “Change in Control” under this Plan means a “Change in Control” under the Company’s Amended and Restated 2011 Long Term Incentive Plan (Adopted on March 11, 2015), as amended (or any successor or replacement omnibus stock compensation plan adopted by the Company).
CIC Protection Period. A “CIC Protection Period” means, (i) any period in which the Company has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before the complete abandonment of such discussions without the transaction being consummated); (ii) any period during which the Company has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before the complete termination of such agreement without the transaction being consummated); and (iii) the period of two (2) years after a Change in Control occurs.
Code. The “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any amendment of or successor to that provision, and, when the context requires, all regulations, interpretations and rulings issued thereunder.
Committee. “Committee” means the Human Resources & Compensation Committee of the Board, or any successor or replacement committee.
Company. “Company” means Target Corporation, a Minnesota corporation, or any successor thereto, including any subsidiaries with which Target Corporation would be considered a single employer under Code Sections 414(b) and 414(c).
Employment Severance Date. An Officer’s “Employment Severance Date” is the date as of which the employment relationship between the Officer and the Company terminates.
ERISA. “ERISA” is the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes any amendment of or successor to that provision, and, when the context requires, all regulations, interpretations and rulings issued thereunder.
Final Annual Cash Compensation. An Officer’s “Final Annual Cash Compensation” means the sum of:
(a)    the Officer’s annual base rate of salary payable at the time of Notice of Termination; and
(b)    the Officer’s Average Bonus Amount.
Good Reason. “Good Reason” means a material reduction in the Officer’s base salary and annual bonus opportunity, in the aggregate, but not including a reduction in the Officer’s base salary or annual bonus opportunity if the Company also uniformly reduces the base salary or annual bonus opportunity of substantially all other employees of the Company with similar authority, status and responsibilities of such Officer.
Notice of Termination. “Notice of Termination” means an unconditional written statement of an authorized employee of the Company that the Officer’s employment is being involuntarily terminated by the Company. In the case of termination for Good Reason or Post-CIC Good Reason, Notice of Termination will be the date of the occurrence of the circumstance constituting Good Reason or Post-CIC Good Reason, as applicable.
Officer. “Officer” means an individual employed as an Officer who, (i) is classified at the level of Vice President of the Company, or higher; (ii) has been categorized in the Company’s payroll system at a Pay Level no less than nine (9); and (iii) has been officially designated by the Administrator as specified in Section 5.1 (in the Administrator’s sole and absolute discretion) as eligible to participate in the Plan, and such designation has not been revoked. Unless clearly otherwise intended by the written context, Officer will include all beneficiaries of and persons claiming by or through the designated Officer.
An Officer is not eligible for benefits under the Plan unless, (i) his or her services are performed within the United States; or (ii) his or her principal base of operations to which he or she frequently returns is within the United States.
Pay Level. “Pay Level” means the numerical level assigned the Officer in the Company’s payroll records.
Payment. “Payment” or “Payments” means all of those income continuation payments under Section 3.2 made by the Company to an Officer or the beneficiary of a deceased Officer.
Payment Period. An Officer’s “Payment Period” means that period of full calendar months determined by the Officer’s most recent Pay Level on the date of Notice of Termination according to the following schedule:

Pay Level	Payment Period
9 10 greater than 10	18 months 22 months 24 months
Notwithstanding the preceding, if an Officer whose most recent period of employment with the Company (whether or not such employment is as an Officer) is less than twelve (12) months and who, at the time of termination, is at a Pay Level nine (9) or ten (10), such Officer’s Payment Period will be twelve (12) months. An Officer’s Payment Period commences on the date as of which Payments first become payable to the Officer under the terms of this Plan.
Plan or ICP. “Plan” or “ICP” means the Target Corporation Officer Income Continuation Plan as set forth in this instrument, as it may be amended from time to time.

Post-CIC Good Reason. “Post-CIC Good Reason” means, following any Change in Control:
(a)    any material diminution of the Officer’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Officer’s position or a material increase in the time Officer is required by the Company or its successor to travel);
(b)    any reduction in salary or in the Officer’s aggregate bonus and incentive opportunities;
(c)    any material reduction in the aggregate value of the Officer’s employee benefits (including retirement, welfare and fringe benefits); or
(d)    relocation to a principal work site that is more than forty (40) miles from the Officer’s principal work site immediately prior to the Change in Control.
Post-Employment Covenants. Post-Employment Covenants means those covenants between the Company and the Officer regarding such matters as confidentiality, non-disclosure, non-competition, non-disparagement and non-solicitation that remain in effect or become effective following the Employment Severance Date.
Qualifying Termination. A “Qualifying Termination” means an Officer’s termination of employment:
(a)    by the Company for any reason other than Cause, death or disability;
(b)    by the Officer for Good Reason, provided such termination of employment occurs within the thirty (30) day period following the date of the occurrence of the circumstance constituting Good Reason; or
(c)    by the Officer for Post-CIC Good Reason, provided such termination of employment occurs within the two (2) year period following a Change in Control;
and that is not excluded under Section 2.2.
Release. “Release” means a written instrument, prescribed by the Administrator and signed by the Officer, under which the Officer releases the Company, and the directors, officers and employees of each of the Company, all employee benefit plans and all employee benefit plan fiduciaries from any and all claims the Officer may have against any of them. The Release will waive all claims the Officer or any person claiming through an Officer may have by reason of the employment of the Officer and termination of such employment, including under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (other than benefits payable following the

Employment Severance Date), and such other statutes and rules of law as the Company may deem advisable.
Separation from Service. “Separation from Service” means a termination of the Officer’s employment relationship (both as an employee and independent contractor) with the Company (and all affiliates) or such other change in the Officer’s employment relationship with the Company that would be considered a “separation from service” under Code Section 409A.
Specified Employee. “Specified Employee” means an Officer who as of the date of his or her Separation from Service is a “key employee” (as defined below), and the Company has stock that is traded on an established securities market (within the meaning of Code Section 409A(a)(2)(B)). An Officer is treated as a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year any time during which such Officer was a key employee of the Company as such term is defined in Code Section 416(i) (without regard to Code Section 416(i)(5)). An Officer will not be treated as a Specified Employee if he or she would not be a “specified employee” as defined under Treasury regulations issued under Code Section 409A.
STIP Bonus. “STIP Bonus” means the annual cash bonus paid under the Company’s annual performance bonus program, including any successor or replacement plan or program. A STIP Bonus may be paid under the Target Corporation Executive Officer Cash Incentive Plan, or any successor or replacement plan. STIP Bonus does not include any other type of bonus paid to an Officer, such as a signing or retention bonus.

SECTION 2:    ELIGIBILITY FOR BENEFITS
2.1.    Entitlement to Benefits.
An Officer is entitled to the Payments provided in Section 3 only if the Officer has a Qualifying Termination and complies with the requirements of Section 2.4.
2.2.    Terminations Not Covered.
No Payments will be paid to an Officer (and the Officer will not be considered to have experienced a Qualifying Termination) upon commencement of a leave of absence, including military service leave, or if:
(a)    the Officer is terminated for Cause;
(b)    the Officer dies, resigns, terminates due to disability, or otherwise voluntarily terminates employment other than for Good Reason (within the thirty (30) day period following the date of the occurrence of the circumstance constituting Good Reason) or Post-CIC Good Reason (within the two (2) year period following a Change in Control);

(c)    termination of the Officer’s employment is pursuant to a lawful and uniform mandatory retirement policy applicable to such Officer;
(d)    termination of the Officer’s employment is by reason of the sale or spinoff of a business unit or function (whether via a sale of assets or sale or distribution of stock of a subsidiary) if the Officer is offered employment by the acquirer on terms that include base salary, bonus opportunity, equity and equity based compensation plans and arrangements, and employee benefit plans and arrangements that are substantially similar, in value and in the aggregate, to those the Officer was entitled to receive from the Company prior to such sale or spinoff; or

(e)    the Officer refuses to accept a new position with the Company, provided such change would not constitute Good Reason or Post-CIC Good Reason within the two (2) year period following a Change in Control.

2.3.    Other Special Benefits.

The Company may, (a) provide benefits to any Officer who is not otherwise entitled to such benefits; and (b) provide benefits in excess of the Payments provided by the Plan to any Officer who is entitled to Payments under the Plan. In either case, the amount and type of such benefits must be set forth in a written instrument signed on behalf of the Company by its CEO (or the Chair of the Committee if the Officer in question is the CEO) or its Chief Human Resources Officer, but will be deemed to be provided pursuant to the Plan. Any special benefit provided to an Officer pursuant to this Section 2.3 applies only to that Officer and does not in any way obligate the Company to provide any special benefit to any other Officer.

2.4.    Payment Conditions.
(a)    Release. Notwithstanding any other provision of this Plan and as a condition to becoming entitled to receive Payments, an Officer must timely sign and deliver a Release to the Company, and not subsequently revoke the Release. The Release will not affect any conversion, vested or continuing rights available to an Officer under a plan of the Company other than this Plan.
Unless otherwise specified in an agreement described in Section 2.4(b), if an Officer violates any Post-Employment Covenant contained in any then-effective agreement between the Officer and the Company during the Payment Period (even if the Payment Period is longer than the duration of any particular Post-Employment Covenant contained in such agreement) and in addition to any remedies available to the Company in such agreement, the Company shall be entitled to stop all future Payments and the Officer shall have no claim thereto.

(b)    Agreement. Notwithstanding any other provision of this Plan and as a condition to becoming entitled to receive Payments, the Company may require the Officer to enter into a severance agreement prior to or after the Employment Severance Date. Such severance agreement will incorporate the Release and may, (i) modify the terms of any then-effective agreement between the Officer and the Company; or (ii) include all provisions necessary to implement the terms of the Plan. Such agreement may include Post-Employment Covenants, the Company’s right to seek an injunction, forfeit future Payments, and require repayment of Payments made, and any other provisions deemed appropriate by the Company in its sole discretion.
(c)    Additional Matters. If not addressed in any document described in this Section 2.4, the Officer is nonetheless required to return Company property, cooperate with the Company following the Employment Severance Date, and notify the Company in writing of the name and address of any entity employing the Officer during the Payment Period.

SECTION 3:    BENEFITS
3.1.    Compensation and Benefits through Employment Severance Date.
An Officer who has a Qualifying Termination will continue to receive his or her compensation, continue to be eligible for perquisites for which he or she is otherwise eligible and continue to participate in the Company’s benefit plans, programs and arrangements in accordance with their terms through the Employment Severance Date. As of the Employment Severance Date, the Officer will cease to earn any additional compensation, cease to be eligible for perquisites and cease to participate in the Company’s benefit plans, programs and arrangements except as otherwise provided by the terms of such plans, programs and arrangements with respect to former employees.
3.2.    Average Bonus Amount.
The following rules apply in determining an Officer’s Average Bonus Amount.
(a)    Ineligible for STIP Bonus. If an Officer has not been employed by the Company long enough to receive a STIP Bonus and the Officer is at a Pay Level nine (9) or ten (10), the Average Bonus Amount is the dollar amount of the STIP Bonus that would be payable to the Officer as Cash Compensation for the year within which the Employment Severance Date occurs, assuming, (i) the Officer was employed for the entire fiscal year in which the Employment Severance Date occurs; and (ii) achievement of the applicable performance goal for such year at the “goal” or “target” level. If an Officer has not been employed by the Company long enough to receive a STIP Bonus and the Officer is at a Pay Level greater than ten (10), no Average Bonus Amount will be included when calculating the Officer’s Payments under Section 3.3.

(b)    No STIP Bonus Payable. For any year in which an Officer does not receive a STIP Bonus and the provisions of Section 3.2(a) applicable to Officers at a Pay Level nine (9) or ten (10) do not apply, zero dollars ($0.00) will be used as that year’s STIP Bonus amount in the Average Bonus Amount calculation.

(c)    Prorated STIP Bonus. If an Officer received a prorated STIP Bonus, such prorated amount will be annualized for such year when calculating the Average Bonus Amount calculation.

3.3.    Income Continuation Payments.
(a)    Amount; Form. Subject to the reductions, adjustments and limitations contained in Section 3.4 and except as provided in Section 3.3(d), the monthly amount of an Officer’s income continuation Payments under this Plan is equal to one-twelfth (1/12th) of the Officer’s Final Annual Cash Compensation. An Officer is entitled to income continuation Payments following the Officer’s Separation from Service and continuing for his or her Payment Period, subject to acceleration pursuant to Section 3.3(c) or earlier termination pursuant to Section 3.6. Although the amount of an Officer’s Payments is determined on a monthly basis, such monthly amount shall be converted to and made at the same frequency and time as compensation is payable under the Company’s standard payroll. With respect to any Payment under the Plan that is considered deferred compensation under Code Section 409A, each Payment shall be considered a separate payment.
(b)    Commencement of Payments. Payments, or entitlement to begin receiving them, will commence after the Company has received a valid unrevoked Release from the Officer and his or her right to revoke the Release has expired and, if applicable, the Officer has executed an agreement implementing the terms of the Officer’s right to receive payments under this Plan. Except as provided under Section 3.3(e), Payments shall commence as of the date specified in the documentation provided to the Officer at the time of Separation from Service, but not later than ninety (90) days following the date of the Officer’s Separation from Service.
(c)    Acceleration upon a Change in Control. If an Officer’s Separation from Service occurred prior to a Change in Control, such Officer is receiving or is entitled to receive Payments that will continue after the Change in Control, and the Change in Control qualifies as a “change in control” for purposes of Code Section 409A, then, subject to the six (6) month delay for Specified Employees in effect under Section 3.3(e), the Payments due after such Change in Control will be accelerated and paid to Officer in a lump sum payment, as soon as practicable, but not more than ninety (90) days, following such Change in Control. The lump sum Payment under this Section 3.3(c) will be calculated in the same manner as the lump sum calculated under Section 3.3(d)(i), below.
(d)    Separation from Service following a Change in Control.
(i)    To the extent the Payments are not deferred compensation subject to Code Section 409A (including by reason of the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4) and separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9)), or such Change in Control qualifies as a “change in control” under Code Section 409A and the Officer incurs a Separation from Service within two (2) years of the Change in Control, the Payments shall be made in a lump sum Payment within twenty (20) days of the Officer’s Separation from Service. The lump sum amount shall be determined by discounting the periodic Payments from the first business day following the dates of the scheduled Payments by a rate equivalent to the annual prime rate as published in The Wall Street Journal on the first business day following the date of the Change in Control.
(ii)    To the extent the Payments are considered deferred compensation subject to Code Section 409A, (after considering any exceptions to Code Section 409A, including the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4) and the separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9)) and such Change in Control does not qualify as a “change in control” under Code Section 409A, the Payments shall be made according to the schedule set forth in Section 3.3(a) of this Plan.
(e)    Delay for Specified Employee. Notwithstanding anything in the Plan or any agreement implementing the terms of the Plan, if at the time of the Officer’s Separation from Service, the Officer is a Specified Employee, then any Payments that are considered deferred compensation under Code Section 409A and that are payable within six (6) months of the Officer’s Separation from Service, will become payable on the first payroll date that occurs after the date that is six (6) months after the Officer’s Separation from Service or, if earlier, upon the Officer’s death.

(f)    Modification of Payment Schedule. Except as provided in Subsection (c) or Section 6, an Officer entitled to Payments will not be entitled to prepayment or other change in the payment schedule. The Administrator in its sole discretion may exercise discretion to accelerate or delay the distribution of any Payment under the Plan if, and only to the extent, allowed under Code Section 409A.

3.4.    Reductions, Withholdings and Limitations.
(a)    Reductions. The amount of the Payments due under this Plan to an Officer will be reduced by the amount of any severance, pay in lieu of notice or notice period, or similar payment required to be paid by the Company under applicable federal, state, and local laws, including but not limited to the Worker Adjustment and Retraining and Notification Act.
(b)    Withholding. The Company retains the right to withhold from any Payment pursuant to the Plan any and all income, employment, excise or other tax as the Company, in its sole discretion, reasonably determines is necessary or appropriate. The Company may withhold such other amounts as the Officer may properly authorize the Company to withhold.
(c)    Effect of Reemployment. If, during an Officer’s Payment Period, the Officer again becomes an employee of the Company, the Officer will not be entitled to any further Payments under the Plan.
(d)    Unenforceability of Release. If an Officer’s Release is at any time determined to be partially or wholly unenforceable or ineffective in any respect for any reason or the Officer attempts to rescind or revoke the Release, then the Officer is not entitled to any further Payments pursuant to Section 3.3 and shall promptly repay any prior Payments.
3.5.    Death of Officer.
If an Officer dies after a Notice of Termination and prior to receiving all of the Payments to which to which the Officer is entitled under the Plan, any remaining Payments will be made to such person or persons as the Officer may have directed in a signed writing filed with the

Administrator prior to his or her death. If the Officer did not so direct or the beneficiaries to whom payment was directed have predeceased the Officer, the remaining payments will be made to the Officer’s surviving spouse or, if no spouse survives, to the Officer’s estate.
3.6.    Disqualification; Termination of Payments.
Payments to an Officer under this Plan will terminate immediately and the Officer shall promptly repay any prior Payments if, (i) such Officer, at any time, violates the requirements of the Officer’s severance agreement or any then-effective prior agreement with the Company relating to Post-Employment Covenants; or (ii) the Administrator determines, in its sole discretion, that the Officer took any action in the course of his or her employment that would have constituted Cause if such action had been discovered during the Officer’s employment.

3.7.    Certain Reduction of Payments by the Company.
(a)    When Applicable. Anything in this Plan to the contrary notwithstanding, the provisions of this Section 3.7 shall apply to an Officer if the Auditor determines that each of (i) and (ii), below, are applicable:
(i)    Payments hereunder, determined without application of this Section 3.7, either alone or together with other payments in the nature of compensation to the Officer which are contingent on a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or otherwise, would result in any portion of the payments hereunder being subject to an excise tax on excess parachute payments imposed under Code Section 4999.
(ii)    The excise tax imposed on the Officer under Code Section 4999 on excess parachute payments, from whatever source, would result in a lesser net aggregate present value of payments and distributions to the Officer (after subtraction of the excise tax) than if payments and distributions to the Officer were reduced to the maximum amount that could be made without incurring the excise tax.
(b)    Reduced Amount. Under this Section 3.7, the payments under this Plan shall be reduced (but not below zero) so that the present value of such payments equals the Reduced Amount. The “Reduced Amount” (which may be zero) shall be an amount expressed in present value that maximizes the aggregate present value of payments under the Plan that can be made without causing any such payment to be subject to the excise tax under Code Section 4999.
(c)    Procedure. If the Auditor determines that this Section 3.7 is applicable to an Officer, it shall so advise the Company. The Company shall then promptly give the Officer notice to that effect together with a copy of the detailed calculation supporting such determination, including a statement of the Reduced Amount. For purposes of this Section 3.7, Payments otherwise to be made under this Plan shall be eliminated or reduced (as long as the aggregate present value of the remaining payments to be made under this Plan equals the Reduced Amount) in the following order, (i) pro-rata among the Payments that constitute deferred compensation under Code Section 409A; and (ii) if a further reduction is necessary to reach the Reduced Amount, pro rata among the Payments that are not subject to Code Section 409A. For purposes of this Section 3.7, present value shall be determined in accordance with Code Section 280G. All the foregoing determinations made by the Auditor under this Section 3.7 shall be made as promptly as practicable after it is determined that excess parachute payments will be made to the Officer if an elimination or reduction is not made. As promptly as practicable following determinations hereunder, the Company shall pay to or for the benefit of the Officer such amounts as are then due to the Officer under this Plan and shall promptly pay to or for the benefit of the Officer in the future such amounts as become due to the Officer under this Plan.
(d)    Corrections. As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Auditor hereunder, it is possible that payments under this Plan will have been made which should not have been made (“Overpayment”) or that additional payments which will have not been made could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Officer which the Auditor believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Officer which the Officer shall repay together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided, however, that no amount shall be payable to the Officer if and to the extent such payment would not reduce the amount which is subject to the excise tax under Code Section 4999. In the event that the Auditor, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Officer together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).
(e)    Non-Cash Benefits. In making its determination under this Section 3.7, the value of any non-cash benefit shall be determined by the Auditor in accordance with the principles of Code Section 280G(d)(3).
(f)    Determinations Binding. All determinations made by the Auditor under this Section 3.7 shall be binding upon the Company and the Officer.
3.8.    Recoupment.
Notwithstanding any other provisions of the Plan, Payments may be made subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption. The compensation recoupment policy shall be applied to any Payment that constitutes the deferral of compensation subject to Code Section 409A in a manner that complies with the requirements of Code Section 409A.

SECTION 4:    SOURCE OF PAYMENTS; NATURE OF INTERESTS.
4.1.    Source of Payments and Status of Plan.
This Plan is unfunded. The Company is responsible for paying from its general assets any benefits payable under the Plan. Nothing contained in the Plan is to be construed as providing for assets to be held for the benefit of any Officer. The Officer’s only interest under the Plan being the right to receive the benefits as provided in the Plan. To the extent an Eligible Employee acquires a right to receive benefits under the Plan, such right is no greater than the right of any unsecured general creditor of the Company.
4.2.    Non-assignability of Benefits.
The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.
4.3.    Other Benefits.
No amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company that does not expressly provide otherwise.

SECTION 5:    ADMINISTRATION.
5.1.    Administrator.
Unless otherwise provided by the Board under this Plan, the general administration of the Plan and the duty to carry out its provisions is vested in the CEO, who is generally referred to herein as the Administrator. The CEO may delegate such duty or any portion thereof to any person and may from time to time revoke such authority and delegate it to another person. Any such delegation to any employee or officer of the Company will automatically terminate when he or she ceases to be an employee or officer. No person may act as the Administrator in connection with any decision that directly affects his or her own benefit under the Plan.
(a)    For purposes of Sections 5.3(a) and (b), the Administrator is the Company’s most senior officer immediately responsible for Pay and Benefits.
(b)    For purposes of Section 5.3(c), the Administrator is the Company’s Chief Human Resources Officer.
5.2.    Administrator’s Discretion.
The Administrator has the discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and its operation whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to determine eligibility for benefits and to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations. In the exercise of its discretionary power and authority, the Administrator will treat all persons determined by the Administrator to be similarly situated in a uniform manner. All acts and decisions of the Administrator made in good faith are binding on all interested persons.
5.3.    Benefit Claim Procedure.
(a)    When an Officer’s employment with the Company terminates, the Administrator will advise the Officer whether he or she is eligible for benefits from the Plan and, if so, the amount and timing of the payments that will be made to the Officer.
(b)    If the Officer or a beneficiary claiming on behalf of the Officer (a “Claimant”) believes that the Administrator’s determination is incorrect in any way, the Claimant must file a written claim with the Administrator. The Administrator or his or her delegate ordinarily will respond to the claim within ninety (90) days of the date on which it is received. If special circumstances require an extension of the period of time for processing a claim, the ninety (90) day period can be extended for an additional ninety (90) days by giving the Claimant written notice of the extension and the reason that the extension is necessary.

If the claim for a benefit is approved, the Claimant will receive written notice of the amount of the Claimant’s benefit and the date on which payments will begin. If the claim is denied in whole or in part, the Claimant will be advised in writing the specific reasons for the decision and will receive an explanation of the procedures for reviewing the decision.
(c)    If the Claimant does not agree with the Administrator’s decision, the Claimant can request that the Administrator reconsider his or her decision by filing a written request for review within sixty (60) days after receiving notice that the claim has been denied. The Claimant or the Claimant’s representative can also present written statements which explain why the Claimant believes that the benefit claimed should be paid and may review all pertinent plan documents. Generally, the appealed decision will be reviewed within sixty (60) days after the Administrator receives a request for reconsideration. However, if special circumstances require a delay, the review may take up to one hundred twenty (120) days. (If a decision cannot be made within the 60-day period, the Claimant will be notified of this fact in writing.) The Claimant will receive a written notice of the decision which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.
(d)    No claim shall be considered under these claim procedures unless it is filed within one (1) year after the Claimant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim.
(e)    No suit may be brought by a Claimant on any matter pertaining to the Plan unless a timely claim has been made under these claims procedures and the Claimant has exhausted these claims and appeal procedures.
5.4.    Limitation on Legal Action.
No suit may be brought by or on behalf of an Officer (or beneficiary) on any matter pertaining to this Plan (or any agreement implementing the terms of the Plan with an Officer) unless the action is commenced in the proper forum within the earlier of:

(a)    two (2) years from the date the Officer knew (or reasonably should have known) of the general nature of the dispute giving rise to the action; or

(b)    six (6) months from the date the claim was denied.

SECTION 6:    AMENDMENT AND TERMINATION.
6.1.    Right to Amend or Terminate.
(a)    The Company reserves the right, by action of its Board, or by action of a person so authorized by resolution of the Board and subject to any limitations or conditions in such authorization, to amend or terminate the Plan at any time. To be effective, an amendment must be stated in a written instrument and executed in the name of the Company by an authorized officer.
(b)    An instrument amending or terminating the Plan is binding on all interested persons as of the later of the date on which the instrument was adopted and the date on which the instrument is effective.
(c)    No person has any right to benefits under the Plan until he or she incurs a Qualifying Termination as an Officer and is otherwise entitled to benefits pursuant to Section 2. An Officer’s right to benefits under the Plan, if any, will be determined solely under the provisions of the Plan in effect on his or her Separation from Service and such terms may be changed or the Plan may be terminated at any time and to any extent prior to such date. Unless otherwise mutually agreed in writing by the parties, an amendment or termination will have no effect upon any Officer who at the time has received a Notice of Termination.
(d)    The Company may, at any time, prospectively change the form of the Release or any other instrument or agreement used in connection with the Plan and no such change is a Plan amendment.
6.2.    Change in Control.
Notwithstanding Section 6.1, the Company (or on or following a Change in Control, the Company or any successor) many not amend or terminate this Plan during a CIC Protection Period in any manner that would adversely affect the benefits or protections under the Plan of any Officer as of the date of such amendment or termination without the written consent of such affected Officers.

SECTION 7:    MISCELLANEOUS PROVISIONS
7.1.    Preservation of Rights. Neither the Plan nor its application shall waive, excuse, preclude or otherwise affect any right or remedy which the Company or any agent or representative of the Company may have individually or collectively, under law by reason of conduct of an Officer during or following employment with the Company. Any disqualification for or reduction in benefits payable under the Plan will be an additional remedy and not an exclusive remedy.
7.2.    No Employment Rights Created.     Neither the establishment nor participation in the Plan gives any employee a right to continued employment or limits the right of the Company to discharge, transfer, demote or modify the terms and conditions of employment or otherwise deal with any employee without regard to the effect such action might have on his or her with respect to the Plan.
7.3.    Applicable Law; Disputes. The internal laws of the State of Minnesota (without regard to the conflict of law rules of the State of Minnesota) will be the controlling state law in all matters relating to the Plan and will be applicable to the extent not pre-empted by the laws of the United States. The United States District Court for the District of Minnesota is the exclusive, proper venue for any action involving any dispute relating to or arising from the Plan (or any agreement implementing the terms of the Plan with respect to an Officer) between any individual and the Company or the Administrator, and the court will have personal jurisdiction over any Officer named in the action.
7.4.    Construed as a Whole. The provisions of the Plan are to be construed as a whole in such manner to carry out the provisions thereof and shall not be construed separately without relation to the context.
7.5.    Validity. The invalidity or unenforceability of any provision of this Plan does not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect.
7.6.    Waiver. No waiver by the Company of any breach of any obligation of an Officer arising under or in connection with the Plan or of any condition or requirement which may be imposed on an Officer under or in connection with the Plan constitutes a waiver of similar or dissimilar obligations, conditions or requirements at the same time or at any prior or subsequent time with respect to the Officer or any other Officer.
7.7.    Gender, Number, Section References and Headings. In this Plan, words in any gender include the other gender, the plural includes the singular, and the singular includes the plural. The Table of Contents and headings are for convenience of reference only and shall not modify, define, expand or limit the provisions of the Plan.
7.8.    Time Periods. Any portion of a full calendar month or year will be prorated on a full calendar basis, without differential related to such considerations as working days or holidays. Any portion of a day will be treated as a full day, and measurement days will begin and end at midnight, current time. The fiscal year of the Company will be treated for all purposes as it is for financial reporting purposes.
7.9.    Facility of Payment. In the case of the legal disability, including minority, of an individual entitled to receive a Payment under the Plan, the Payment shall be made, if the Administrator is advised of the existence of such condition:
(a)    to the duly appointed guardian, conservator or other legal representative of such individual; or

(b)    to a person or institution entrusted with the care or maintenance of the incompetent or disabled individual, provided such person or institution has satisfied the Administrator that the payment will be used for the best interest and assist in the care of such individual, and provide further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such individual.

Any payment made in accordance with the foregoing provisions of this Section 7.9 shall constitute a complete discharge of any liability or obligation of the Company under the Plan for any such payments.

7.10.    Successors. All obligations of the Company under the Plan and any agreement implementing the terms of the Plan with respect to an Officer are binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other transfer of all or substantially all of the business or assets of the Company.